EXHIBIT 99.1

Immunomedics Announces First Quarter Fiscal 2019 Results and Provides Corporate Update

Strategic Manufacturing Partnership Entered into with Samsung BioLogics to Provide Anticipated Long-Term Supply of Sacituzumab Govitecan

Commercial Launch Preparations Nearing Completion with 50 Sales Representatives Recruited and in Training

Clinical Collaboration Agreement with AstraZeneca/MedImmune Expanded to Include Non-Small Cell Lung Cancer

MORRIS PLAINS, N.J., Nov. 07, 2018 (GLOBE NEWSWIRE) --  Immunomedics, Inc., (NASDAQ: IMMU) (“Immunomedics” or the “Company”), a leading biopharmaceutical company in the area of antibody-drug conjugates (ADC), today reported financial results for the first quarter ended September 30, 2018. The Company also highlighted recent key progress and planned activities for its sacituzumab govitecan program. Please refer to the Company’s Quarterly Report on Form 10-Q filed today with the SEC for more details on the Company’s financial results.

The Company has made significant progress in the first fiscal quarter with an ongoing focus on regulatory, clinical, manufacturing and launch preparatory efforts and will continue to work closely and collaboratively with the FDA to address outstanding review issues in connection with our Biologics License Application for sacituzumab govitecan in metastatic triple-negative breast cancer (mTNBC).

"Patients with mTNBC are in dire need of better treatment options,” said Michael Pehl, President and Chief Executive Officer of Immunomedics. “Our entire team is dedicated to bringing sacituzumab govitecan, with its highly differentiated benefit/risk profile, to these patients and focused on a potential marketing approval by the PDUFA date of January 18, 2019. We are well underway with commercial launch preparations, including the official onboarding of the salesforce this week, while we continue to expand our manufacturing collaborations and clinical plans to reflect our long-term commitment to cover multiple underserved indications and expanded geographies in the future.”

Highlights of Recent Progress

  The Company has entered into a long-term manufacturing partnership with Samsung BioLogics Co., Ltd as our second source manufacturer of hRS7, the antibody used in sacituzumab govitecan, to further enhance our supply chain and prepare for future demand driven by additional indications and broadening of our geographic footprint.

  The Company has recruited and is in the process of training fifty highly-qualified sales representatives, all of whom have experience in the breast cancer field. In addition, the commercial leadership team across marketing, sales, sales operations, and market access is now fully staffed.

  The Company has broadened its ongoing clinical collaboration with AstraZeneca and its global biologics research and development arm, MedImmune, on the development of the combination of durvalumab and sacituzumab govitecan to include second-line metastatic non-small cell lung cancer (NSCLC), leveraging AstraZeneca’s existing development infrastructure.

First Quarter Fiscal 2019 Results
The Company had no revenues in the three-month period ended September 30, 2018 due primarily to the discontinued sale of LeukoScan® during the third quarter of fiscal 2018 in order for the Company to focus on its ADC business. Revenues in the three-month period ended September 30, 2017 were approximately $0.7 million.

Total costs and expenses were $57.2 million for the three months ended September 30, 2018, compared to $22.3 million for the three months ended September 30, 2017, due primarily to a $20.9 million increase in research and development expenses, a $8.5 million increase in general and administrative expenses, and a $5.6 million increase in sales and marketing expenses. Most of these increases were attributable to activities related to preparations for the potential approval and commercial launch of sacituzumab govitecan for patients with at least two prior lines of treatment for metastatic TNBC in the United States.

The Company recognized $1.2 million in non-cash income for the three months ended September 30, 2018, compared to $86.4 million in non-cash expense for the three months ended September 30, 2017. The decrease in expense was due primarily to the exercise of warrants, partially offset by an increase in the fair market value of warrants outstanding. Interest expense was $10.1 million for the three months ended September 30, 2018, compared to $2.6 million for the three months ended September 30, 2017. The increase was due primarily to increased debt balances as a result of the agreement with RPI Finance Trust.

Net loss attributable to stockholders was $64.2 million, or $0.34 per share, for the three months ended September 30, 2018, compared to $118.7 million, or $0.97 per share, for the same quarter in fiscal 2018.

As of September 30, 2018, the Company had $585.5 million in cash, cash equivalents, and marketable securities, which it believes is sufficient to support its next phase of growth; further build its clinical, medical affairs, commercial, and manufacturing infrastructure; begin its effort to commercialize sacituzumab govitecan globally; and fund its operations into 2021.

Balance Sheet
On October 5, 2018, Immunomedics completed the exchange of approximately $12.9 million in aggregate principal amount of its 4.75% Convertible Senior Notes due 2020 (Convertible Senior Notes) for newly issued shares of the Company’s common stock, pursuant to privately negotiated exchange agreements entered into between the Company and a limited number of holders of the Convertible Senior Notes. The remaining aggregate principal amount of the Convertible Senior Notes is approximately $7.1 million.

Conference Call
The Company will host a conference call and live audio webcast today at 5:00 p.m. Eastern Time to discuss financial results for the first quarter fiscal 2019 and review key clinical developments and planned activities. To access the conference call, please dial (877) 303-2523 or (253) 237-1755 using the Conference ID 1568527. The conference call will be webcast via the Investors page on the Company’s website at https://immunomedics.com/investors/. Approximately two hours following the live event, a webcast replay of the conference call will be available on the Company’s website for approximately 30 days.

About Immunomedics
Immunomedics is a clinical-stage biopharmaceutical company developing monoclonal antibody-based products for the targeted treatment of cancer. Immunomedics’ corporate objective is to become a fully-integrated biopharmaceutical company and a leader in the field of antibody-drug conjugates. For additional information on the Company, please visit its website at https://immunomedics.com/. The information on its website does not, however, form a part of this press release.

Cautionary note regarding forward-looking statements
This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials (including the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs), regulatory applications and related timelines, including the filing and approval timelines for BLAs and BLA supplements, out-licensing arrangements, forecasts of future operating results, potential collaborations, capital raising activities, and the timing for bringing any product candidate to market, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, the Company’s dependence on business collaborations or availability of required financing from capital markets, or other sources on acceptable terms, if at all, in order to further develop our products and finance our operations, new product development (including clinical trials outcome and regulatory requirements/actions), the risk that we or any of our collaborators may be unable to secure regulatory approval of and market our drug candidates, risks associated with the outcome of pending litigation and competitive risks to marketed products, and the Company’s ability to repay its outstanding indebtedness, if and when required, as well as the risks discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:
Dr. Chau Cheng
(973) 531-9123
ccheng@immunomedics.com

Media Contact:
Kara Golub
(973) 998-3344
kgolub@immunomedics.com

IMMUNOMEDICS, INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except per share amounts)
(Unaudited)

	September 30,	June 30,
	2018	2018
ASSETS
Current Assets:
Cash and cash equivalents	$580,594	$612,057
Marketable securities	4,941	26,745
Accounts receivable, net of allowance for doubtful accounts	-	46
Other current assets	8,479	9,532
	594,014	648,380

Property and equipment, net	18,587	15,733
Other long-term assets	61	60

	$612,662	$664,173

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$33,710	$31,664
Liability related to sale of future royalties - current	4,482	3,009
Warrant liabilities	5,979	8,973
Deferred revenues	-	94
Convertible senior notes - net	19,799	19,763
Liability related to sale of future royalties - non-current	207,280	198,998
Other long-term liabilities	2,097	1,986
Stockholders' equity	339,315	399,686

	$612,662	$664,173

Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30,
	2018	2017
Revenues:
Product sales	$-	$526
License fee and other revenues	-	1
Research & development	-	163
Total Revenues	$-	$690
Costs and Expenses	57,169	22,288
Operating Loss	(57,169)	(21,598)
Changes in fair market value of warrant liabilities	1,218	(86,378)
Loss on induced exchanges of debt	-	(13,005)
Interest expense	(10,142)	(2,647)
Interest and other income	1,694	416
Insurance reimbursement	190	4,366
Foreign currency translation gain, net	-	84
Loss before Income Tax	(64,209)	(118,762)
Income Tax Expense	-	-
Net Loss	(64,209)	(118,762)
Less Net Loss attributable on noncontrolling interest	(40)	(17)
Net Loss attributable to Immunomedics, Inc. stockholders	$(64,169)	$(118,745)

Net Loss per Common Share attributable to Immunomedics, Inc. stockholders (basic and diluted):	$(0.34)	$(0.97)

Weighted average number of common shares
outstanding (basic and diluted):	186,937	122,550